Consent of Independent Registered Public Accounting Firm

The Board of Directors
SkyBridge Multi-Adviser Hedge Fund Portfolios LLC:

We consent to the use of our report, dated May 29, 2014, for SkyBridge Multi-Adviser Hedge Fund Portfolios LLC,  incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in the prospectus.

New York, New York
July 23, 2014